Exhibit 10.14

892 Ross Drive, Sunnyvale, CA 94089 | www.proofpoint.com

Execution Version

October 24, 2018

Klaus Oestermann

Re:Separation Agreement

Dear Klaus,

This letter sets forth the agreement (“Agreement”) between you and Proofpoint, Inc. (the “Company”) concerning the terms of your separation of employment and provides you with separation compensation in exchange for a general release of claims.

1.Separation Date:  October 25, 2018, is your last day of employment with the Company (the “Separation Date”).  The Company accepts your resignation as an employee and officer of the Company for “good reason,” and accepts your resignation as a member of the Board of Directors of the Company, in both cases effective on your Separation Date.  The Company agrees that your resignation is a Qualifying Termination under the terms of your Change in Control and Severance Agreement.

2.Acknowledgment of Payment of Wages:  On the Separation Date, we will provide you with one or more final paychecks for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, and any similar payments due you from the Company as of the Separation Date.  By signing below, you acknowledge that the Company does not owe you any other amounts.  Please promptly submit for reimbursement all final outstanding expenses, if any.

3.Separation Compensation:  In exchange for your agreement to the general release and waiver of claims set forth on Exhibit A hereto (the “Release”), and your other promises herein and therein, subject to the Release becoming effective as set forth therein (the “Release Effective Date”) the Company agrees to provide you with the following:

a.Severance:  The Company agrees to pay you, within ten (10) business days following the Release Effective Date, a lump sum payment in the gross amount of $500,000.00, less applicable state and federal payroll deductions, which equals 12 months of your base salary.

b.Bonus:  The Company agrees to pay you, within ten (10) business days following the Release Effective Date, a lump sum payment in the gross amount of $250,000.00, less applicable state and federal payroll deductions, which equals 50% of your variable compensation.

c.COBRA:  Upon your timely election to continue your existing health benefits under COBRA, the Company will pay the insurance premiums to continue your existing health, dental and vision benefits for 12 months following the Separation Date or, if earlier until you are eligible to be covered under another substantially equivalent insurance plan by a subsequent employer.

d.Equity Acceleration:  You have previously received a Restricted Stock Unit Award representing the right to receive 82,853 shares of the Company’s common stock over a four-year vesting period (the “RSUs”) and two Performance-Based Restricted Stock Unit Awards representing the right to receive an aggregate of 82,853 shares of the Company’s common stock subject to the achievements of certain performance goals that have not yet been completed (the “PSUs”).  All of the RSUs and PSUs are currently unvested.  On the Release Effective Date, the vesting of 20,713 shares subject to the RSUs will be accelerated such that you will be vested in 20,713 shares (the “Accelerated Shares”).  The remaining 62,140 shares subject to the RSUs and all of the shares subject to the PSUs will be forfeited immediately upon your Separation Date.  All Accelerated Shares will be settled within ten (10) days of the Release Effective Date.

4.Proprietary Information:  You hereby acknowledge that you will continue to be bound by the attached Confidentiality, Noncompetition, and Invention Assignment Agreement (Exhibit B hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

5.Arbitration:  You hereby acknowledge that you are bound by the attached Arbitration Agreement (Exhibit C hereto).  You expressly waive any entitlement to have such controversies decided by a court or a jury.

6.Attorneys’ Fees:  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

7.Complete and Voluntary Agreement:  This Agreement, together with the Exhibits hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

8.Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), you acknowledge that you understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  You further acknowledge that you understand that if you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement with or policy of the Company or its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any other agreement that you have with the Company shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, and you may do so without notifying the Company.

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9.Section 409A of the Internal Revenue Code.  It is intended that payments under this Agreement will be exempt from, or comply with, Section 409A of the Internal Revenue Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith.  Each installment of the payments and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

10.Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me.  I wish you the best in your future endeavors.

Sincerely,
Proofpoint, Inc.

/s/ Gary Steele
Gary Steele
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Klaus Oestermann	Date:	October 24, 2018
Klaus Oestermann

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Exhibit A

GENERAL RELEASE AGREEMENT

In consideration of the severance benefits (the “Severance”) offered to me by Proofpoint, Inc. (the “Company”) pursuant to Separation Agreement by and between me and the Company, dated on or about the date hereof (the “Separation Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and each of their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Releasees”) from any and all claims, causes of action and liabilities I have or may have had against Releasees through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with the Company and/or any predecessor or successor to the Company and the termination of such employment.  All such claims (including related attorneys’ fees and costs) are hereby waived without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.  This release extends to any claims that may be brought on my behalf by any person for monetary or other personal relief, as well as any class or representative action under which I may have any rights or benefits.  I agree not to accept any recovery or benefits under any such claim or action, and I assign any such recovery or benefits to the Company or its successor.  I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute.  Section 1542 states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.

This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

2.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release.  I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state law right to indemnity; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency and (e) my right to report any violation to the U.S. Securities and Exchange Commission or any similar federal, state or local agency. Moreover, I understand that nothing in this Release precludes me from entitlement to any monetary recovery awarded by the U.S. Securities and Exchange Commission any federal, state or local agency in connection with any action asserted by the Securities and Exchange Commission or such federal, state or local agency.  I further understand that I will continue to be indemnified for any of my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between me and the Company, if any, and that I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other then- current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California.

3.I understand and agree that that the Company will not provide me with the Severance unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date, and any acceleration of vesting of my equity awards to which I may be entitled pursuant to the Company’s equity incentive plans.

4.As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents that I have had in my possession at any time (including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information) as well as other tangible property (including, but not limited to, computers, laptops, cell phones and pagers, credit cards, entry cards, identification badges and keys), and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all copies or reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s).

5.I represent and warrant that I am the sole owner of all claims relating to my employment with the Company and/or with any predecessor of the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.I agree to keep the Severance and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

7.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

8.I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

9.Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision set forth in the Arbitration Agreement attached as Exhibit C to your Separation Agreement.  If for any reason the arbitration provision set forth in the Separation Agreement is not enforceable, I agree to arbitration by a single arbitrator, in Santa Clara County, conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under or any successor hereto.  I further agree that the arbitrator will not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release.  Any applicable arbitration rules or policies will be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

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10.I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release.  I understand that the offer of the Severance and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that the Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to the Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to the Company, I understand that I may revoke my acceptance of the Release.  I understand that the Severance will become available to me at such time as specified in the Separation Agreement.

11.In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release contains our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release.  However, the Release does not modify, amend or supersede written agreements between me and the Company that are consistent with enforceable provisions of this Release, such as my the Separation Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between me and the Company.  Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of the Company.

12.Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect.  Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims.  I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT.  I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee October 25, 2018.

Executed this 25th day of October, 2018.

/s/ Klaus Oestermann
Employee Signature

Klaus Oestermann
Employee Name (Please Print)

Agreed and Accepted

Proofpoint, Inc.

By:	/s/ Gary Steele
Name:	Gary Steele
Title:	Chief Executive Officer

Date:	10/25/2018

EXHIBIT B

CONFIDENTIALITY, NON-COMPETITION, AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment by Proofpoint, Inc. (the "Company"), and the compensation I receive from the Company, I agree to certain restrictions placed by the Company on my activities, including my use of information belonging to the Company. I understand that, during the course of my work as an employee of the Company, I have had and will have access to Proprietary Information (a term which is defined below) concerning the Company, its employees, its operations, its vendors, and its customers. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information and that this information has great value to the Company's business. I agree to hold in strict confidence all Proprietary Information and will not disclose any Proprietary Information to anyone outside of the Company, as defined more fully below. I also acknowledge that the Company conducts its business throughout the world and that the Company’s reputation and goodwill are an integral part of its business success throughout the world.

I.DEFINITIONS

A.The "Company".

As used in this Agreement, the "Company" refers to Proofpoint, Inc. and each of its subsidiaries or affiliated companies. I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for Company or any of its subsidiaries or affiliates

B."Proprietary Information": Definition and Ownership.

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed by a third party to the Company, which has commercial value in the Company's business or the business of a third party disclosing such information.

"Proprietary Information" includes, but is not limited to, the following (whether or not patentable, copyrightable, or registerable under any intellectual property laws or industrial property laws in the United States or elsewhere): information about software programs and subroutines, source and object code, databases, database criteria, user profiles, scripts, algorithms, processes, trade secrets, designs, methodologies, technology, know-how, processes, data, ideas, techniques, inventions, modules, features and modes of operation, internal documentation, works of authorship, technical, business, financial, client, marketing, and product development plans, forecasts, other employees' positions, skill levels, duties, compensation, and all other terms of their employment (unless disclosure is permitted by law), client and supplier lists, contacts at or knowledge of clients or prospective clients of the Company, and other information concerning the Company's or its clients' actual or anticipated products or services, business, research, or development, or any information which is received in confidence by or for the Company from any other person unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically identified and disclosed by me in Exhibit A; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction). I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, and other intellectual property and rights anywhere in the world (collectively "Rights")

in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in Proprietary Information.

C."Competitor "

"Competitor" means any individual, corporation, or other business entity that engages in a business that involves a product or service offered by anyone other than the Company that would replace or compete with any product or service offered or to be offered by the Company with which I had material involvement while employed by the Company, unless Company and/or its subsidiaries are no longer engaged in or planning to engage in that line of business.

II.OBLIGATIONS TO PROTECT PROPRIETARY INFORMATION

I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any Proprietary Information to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent necessary to carry out my responsibilities as an employee of the Company.

At all times, both during my employment by the Company and after its termination, I will (a) keep in confidence and trust and will not disclose any Proprietary Information except to other Company employees, agents, and representatives who need to know, or to third parties who are bound by written confidentiality agreements (and in that event only to the extent necessary to carry out my responsibilities as an employee of the Company and in a manner consistent with any such third party confidentiality agreements), and (b) use Proprietary Information only for the benefit of the Company.

I hereby acknowledge and understand that employees are expected to report any instance in which they believe that the Company's trade secret or confidential information may have been misappropriated in violation of a federal or state law.  I also understand that I should report any such misappropriation to my immediate supervisor, or to the Company's Legal counsel. Under 18 U.S.C. 1833(b), I further understand I will not be held criminally or civilly liable under any state or federal trade secret law for the disclosure of a trade secret in confidence:(i) to either a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, should I file a retaliation lawsuit alleging that I was retaliated against for reporting a suspected violation of law, I hereby acknowledge and understand that I may disclose trade secret information to my attorney and use that information in a court proceeding so long as (i) I file any court document containing such trade secret information under seal, and (ii) I do not disclose such trade secret information, except pursuant to court order. This constitutes notice under 18 U.S.C. 1833(b)(3).

I hereby acknowledge and understand that nothing in this Confidentiality, Noncompetition and Invention Assignment Agreement prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In this regard, I understand that I do not need the prior authorization of the Company to make any such reports or disclosures and I am not required to notify the Company that I have made such reports or disclosures.

III.MAINTENANCE AND RETURN OF COMPANY MATERIALS

I acknowledge and agree that I have no reasonable expectation of privacy with respect to any of the Company's computer, telecommunications (including handheld devices), networking, or information processing systems (including, without limitation, stored company files, e-mail, text, IM messages, and voice messages) that are used to conduct Company  business.  As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure compliance with the Company' s policies and for any other business-related purposes in the Company's sole discretion. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time with or without notice. I understand that it is my responsibility to comply with the Company' s policies governing use of the Company' s documents and internet, email, telephone, and technology systems to which I will have access in connection with my employment. I acknowledge and agree that I will not copy, save, back-up, download, delete, wipe, defragment, retain, disclose, photograph, or transmit in any form whatsoever any Proprietary Information, that my work product and anything I create or work on while working for the Company belongs to the Company, and that I may not copy it or take it with me when I leave (or otherwise place the data anywhere I can access it after I leave the Company). I agree that immediately upon the termination of my employment by me or by the Company for any reason, or on demand during the period of my employment, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, emails, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents, or property (including computers, handheld devices, telephone equipment, ereaders, other electronic devices, and credit cards), and any and all reproductions of any of the aforementioned items developed by me pursuant to my employment or otherwise belonging to the Company, its successors, or assigns, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company;  and  (iii)  my  copy  of  this  Agreement.   In the event  of  the  termination  of  my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement. I also consent to an exit interview to confirm my compliance with this Section III, and agree to keep the Company advised of my home and business address for a period of one (1) year after termination.

IV.DISCLOSURE OF INVENTIONS TO THE COMPANY

As used in this Agreement, "Inventions" mean any work of authorship, discovery, improvement, invention, design, graphic, source, HTML and other code, trade secret, technology, algorithms, computer program or software, audio, video or other files or content, idea, design, process, technique, formula or composition, know-how, and data, whether or not patentable or copyrightable. I agree to maintain adequate and current written records and promptly disclose in writing to my immediate supervisor or as otherwise designated by the Company, all Inventions, made, discovered, conceived, reduced to practice, or developed by me, either alone or jointly with others, during the term of my employment.

I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me, either alone or jointly with others, within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section V below) and do not extend the assignment made in Section V below. I will not disclose Inventions covered by this Section IV to any person outside the Company unless I am requested to do so by management personnel of the Company.

V.OWNERSHIP OF INVENTIONS

A.Generally.

I agree that all Inventions which I make, conceive, reduce to practice, or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by relevant state law, and I hereby assign such Inventions and all Rights therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by relevant state statutes.1 In compliance with the prevailing provisions of those statutes, this Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely my own time, unless (a) the invention relates (i) to the Company's business, or (ii) to the Company' s actual or demonstrably anticipated research or development, or (b) the invention results from any work I performed for the Company. The Company shall be the sole owner of all Rights in connection therewith. 1/ Including: California Labor Code§ 2870; Delaware Code Title 19 § 805; Illinois 765ILCS1060/1-3, "Employees Patent Act"; Kansas Statutes § 44-130; Minnesota Statutes, 13A, § 181.78; North Carolina General Statutes, Article 10A, Chapter 66, Commerce and Business, § 66-57.1; Utah Code§§ 34-39-1 through 34-39-3, "Employment Inventions Act"; and Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140.

B.Works Made for Hire.

The Company shall be the sole owner of all Rights, title, and interest in Inventions.   I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are "works made for hire" for purposes of the Company's rights under copyright laws. To the extent that any Inventions may not be considered a "work made for hire," I hereby assign to the Company such Inventions and all Rights therein, except those Inventions, if any, the assignment of which is prohibited under the relevant state statutes identified above.

C.License.

If any Inventions assigned hereunder are based on, or incorporated, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced, and distributed without using or violating technology or rights owned or licensed by me and not assigned hereunder, I hereby grant the company a perpetual, worldwide, royalty-free, non-exclusive, and sub-licensable right and license to exploit and exercise all such technology and rights in support of the Company’s exercise or exploitation of any assigned Inventions (including any modifications, improvements, and derivatives thereof).

D.List of Inventions.

I have attached hereto as Exhibit A a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement or if I elect to leave Exhibit A blank, I represent that I have no such Inventions at the time of signing this Agreement.

E.Cooperation.

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending, and enforcing Rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications, or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection E, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

F.Assignment or Waiver of Moral Rights.

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

VI.NON-SOLICITATION

I agree that during the term of my employment with the Company and for a period of twelve (12) months immediately following the termination of my employment with the Company  for  any  reason,  I  shall  not  either  directly  or  indirectly  solicit,  induce,  recruit, or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage, or take away employees or consultants of the Company, either for myself or for any other person or entity. I also agree not to hire or assist in hiring or retaining any such employee or consultant to the extent such restriction is enforceable under applicable laws where I reside. Further, during my employment with the Company and at any time following termination of my employment for any reason, I shall not use any Proprietary Information of the Company to attempt to negatively influence  any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer, or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution, or other entity in competition with the business of the Company.

VII.NON-COMPETITION

A.Conflicting Business Activities.

For as long as I am employed by the Company, I agree to devote my full time and efforts to the Company. For as long as I am employed by the Company, I further agree that I  will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, nor will I assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this Subsection shall apply both during normal working hours and at all other times including, without limitation, nights, weekends, and vacation time, while I am employed with the Company. During the course of my employment, I shall also inform the Company before accepting any employment, consulting, or other relationship that requires a significant time commitment.

B.Post-Termination Obligations.

I acknowledge that in some instances, a simple agreement not to disclose or use the Company's Proprietary Information would be inadequate, standing alone, to protect the Company's legitimate business interests because some activities by a former employee will, by their nature, compromise such Proprietary Information as well as the goodwill and customer relationships I have been paid to develop. I recognize that activities that violate the Company's rights in this regard, whether or not intentional, are often undetectable by the Company until it is too late to obtain an effective remedy, and that such activities will cause irreparable injury to the Company. To prevent this kind of irreparable harm, I agree that for a period of twelve (12) months following the termination of my employment with the Company, I will not provide services in any role or position (as an employee, consultant, or otherwise) to any Competitor of the Company, which services would involve job duties or other business-related activities in the United States or in any other country where the Company markets its products and services, if such job duties or business-related activities are the same as or similar to the job duties or business-related activities in which I participated or as to which I received Proprietary Information in the last two (2) years of my employment with

Company. If I am a resident of California, the restriction in this Subsection VII (B) will apply only to activities that result in the unauthorized use or disclosure of Proprietary Information.

VIII.COMPANY AUTHORIZATION FOR PUBLICATION

Prior to my submitting, or disclosing for possible publication or general dissemination outside the Company (such as through public speaking engagements or literature), any material prepared by me that incorporates information that concerns the Company's business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

IX.FORMER EMPLOYER INFORMATION

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others. I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company. I further agree  to conform to the rules and regulations of the Company.

X.AT-WILL EMPLOYMENT

I agree and understand that employment with the Company is "at-will," meaning that it is not for any specified period of time and can be terminated by me or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. I agree and understand that it also means that job duties, title and responsibility, reporting level, compensation, and benefits, as well as the Company's personnel policies and procedures, may be changed at any time at-will by the Company. I understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of my employment with the Company.

XI.SEVERABILITY

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. If any provision of this Agreement, or application of it to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

XII.AUTHORIZATION TO NOTIFY NEW EMPLOYER

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

XIII.ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. I understand and acknowledge that (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee, or representative of the Company. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by the President of the Company and me. I understand and agree that any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

XIV.EFFECTIVE DATE AND BINDING UPON SUCCESSORS

This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executors, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors, and assigns.

XV.GOVERNINGLAW

This Agreement shall be interpreted and enforced in accordance with the laws of the state in which I last resided and performed work for the Company. Jurisdiction over and venue of any suit arising out of or relating to this Agreement shall be exclusively in the federal and state courts located in San Francisco, California.

XVI.REMEDIES

I RECOGNIZE THAT NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY REMEDY OF THE COMPANY UNDER THE UNIFORM TRADE SECRETS ACT. I RECOGNIZE THAT MY VIOLATION OF THIS AGREEMENT COULD CAUSE THE COMPANY IRREPARABLE HARM, THE AMOUNT OF WHICH MAY BE EXTREMELY DIFFICULT TO ESTIMATE, MAKING ANY REMEDY AT LAW OR IN DAMAGES INADEQUATE. THUS, I AGREE THAT THE COMPANY SHALL HAVE THE RIGHT TO APPLY TO ANY COURT OF COMPETENT JURISDICTION FOR AN ORDER RESTRAINING ANY BREACH OR THREATENED BREACH OF THIS AGREEMENT INCLUDING BUT NOT LIMITED TO TEMPORARY RESTRAINING ORDERS, PRELIMINARY INJUNCTIONS AND PERMANENT INJUNCTIONS WITHOUT THE NECESSITY OF POSTING A BOND OR OTHER SECURITY AND IN ADDITION TO AND WITHOUT PREJUDICE TO ANY OTHER RIGHTS OR REMEDIES THAT THE COMPANY MAY HAVE FOR A BREACH OF THIS AGREEMENT.

XVII.NON-WAIVER AND ATTORNEYS FEES

Waiver by either me or the Company of strict performance of any provision of this Agreement shall not be a waiver of, nor prejudice either party’s right to require, strict performance of the same or any other provision in the future. If court proceedings are brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable and necessary expenses of litigation, including attorneys’ fees.

XVIII.	APPLICATION OF THIS AGREEMENT

I agree that my obligation set forth in this Agreement, along with the Agreement's definitions of Proprietary Information shall be equally applicable to Proprietary Information related to any work performed by me for the Company prior to the execution of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND ITS TERMS. I ACCEPT THE OBLIGATIONS, WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY. I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

7/6/2018	/s/ Klaus Oestermann
Date	Employee Signature

Klaus Oestermann
Employee Name (Please Print)

EXHIBIT A

1.

The following is a complete list of all Inventions relevant to the subject matter of my employment with the Company that have been made, discovered, conceived, first reduced to practice or developed by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Employee Proprietary Information and Inventions Agreement:

No Inventions.

See below: Any and all Inventions regarding:

Additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer:

No materials or documents

See below:

Date: 7/6/2018	Employee Signature:	/s/ Klaus Oestermann

EXHIBIT C

ARBITRATION  AGREEMENT

IN CONSIDERATION OF THE MUTUAL PROMISES TO ARBITRATE CLAIMS, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES, PAST, PRESENT, OR FUTURE, BETWEEN ME AND PROOFPOINT, INC., AND ITS AFFILIATES, SUBSIDIARIES AND PARENT (COLLECTIVELY THE “COMPANY”)WILL BE DECIDED BY A SINGLE ARBITRATOR THROUGH FINAL AND BINDING ARBITRATION AND NOT BY WAY OF COURT OR JURY TRIAL. THIS ARBITRATION AGREEMENT (“AGREEMENT”) IS GOVERNED BY THE FEDERAL ARBITRATION ACT, 9 U.S.C. § 1 ET SEQ., AND EVIDENCES A TRANSACTION INVOLVING COMMERCE.

This Agreement applies to any covered dispute Company has against me or that I have against the Company, and Company’s affiliates, successors and assigns, and its/their respective officers, directors, employees or agents—all of whom/which may enforce this Agreement as direct or third party beneficiaries. Except as it otherwise applies, this Agreement covers any dispute or claim arising out of or related to my hiring and candidacy for employment, employment with the Company, or termination of employment with the Company. Nothing contained in this Agreement shall be construed to prevent or excuse me from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures. Moreover, nothing herein is intended to nor shall preclude either me or the Company from seeking temporary or preliminary  injunctive  relief from a court of applicable jurisdiction pending final resolution  of a dispute.  Except  as it otherwise provides,  this Agreement  is intended  to apply to the resolution of disputes that otherwise  would  be resolved  in a court  of law,  and therefore  this  Agreement  requires  all such  disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such covered disputes include, without limitation, disputes arising out  of or relating  to the interpretation, validity, application, enforceability  or formation of  this Agreement, except as stated in the Class Action Waiver below.

Except as otherwise stated, this Agreement also applies, without limitation, to disputes regarding compensation, breaks and rest periods, termination, discrimination or harassment, and claims arising under the Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, False Claims Act, and state and local statutes, if any, addressing the same or similar subject matters,  and all other state statutory and common law claims (excluding workers’ compensation benefits, state disability insurance, and unemployment insurance claims). Regardless of any other terms of this Agreement, claims may be brought  before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence  of  an agreement  to  arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov),  the National  Labor Relations  Board  (www.nlrb.gov),  or the Office of Federal Contract Compliance Programs  (www.dol.gov/esa/ofccp).  Nothing in this Agreement  shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation  to  exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to pre-dispute arbitration agreement as provided by controlling federal statute are excluded from the coverage of this Agreement.

Any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), and except as provided in this Agreement, will be pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). Copies of these rules are available at http://www.jamsadr.com or by using a service such as www.google.com or www.Bing.com to search for “JAMS Employment Arbitration Rules”, and shall be made available to me upon request. Any arbitration under this Agreement shall be conducted in Santa Clara County,

California, but if I no longer reside in the general geographical vicinity where I last worked for the Company, the Company and I shall agree to a location for the arbitration within 45 miles of where I reside. The arbitrator shall be selected by mutual agreement of me and the Company pursuant to the selection process under the JAMS Rules. Unless the Company and I mutually agree otherwise, the arbitrator shall be retired a California Superior Court Judge or retired federal judge from any jurisdiction. The party bringing the claim must demand arbitration in writing and deliver the written demand by hand or first class mail to the other party within  the applicable statute of limitations period. Any demand for arbitration made to the Company shall be provided to the Company’s Legal Department at Proofpoint, Attn: HR, 892 Ross Drive, Sunnyvale, CA 94089. I will be given notice of any claim by the Company against  me at the last home address I provided to the Company in writing. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present  their cases and defenses, and any disputes in this regard shall be resolved by the arbitrator.  However,  I  agree that there will be no right or authority for any dispute to be brought, heard, or arbitrated as a class and/ or collective action or as a class member in any purported class and/or collective action, and the Arbitrator will have no power or authority to preside over any class and/or collective action (“Class Action Waiver”). Regardless of anything else in this Agreement and/or the JAMS Rules, or any amendments and/or modifications to those rules, any claim that all or part of the Class Action Waiver, including, but not limited to any claim that all or part of the Class Action Waiver is invalid,  unenforceable, unconscionable, void or voidable, may be determined only by a court of competent jurisdiction and not by an arbitrator. The Class Action Waiver will be severable from this Agreement in any case in which there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such case, the class and/or collective action, to that extent, must be litigated in a civil court of competent jurisdiction—not in arbitration, and any part of the Class Action Waiver that is enforceable will be enforced in arbitration.

Each party will pay the fees for his, her, or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. In all cases where required by law, the Company will pay the arbitrator’s and arbitration fees.

Within 30 days of the close of the arbitration hearing,  any party  will have  the right  to prepare,  serve  on the other  party,  and  file with the arbitrator a brief. The arbitrator may award any party any remedy to which that party is entitled under  applicable  law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The arbitrator will issue a decision or award in writing stating the essential findings of fact and conclusions of law. Except as may be permitted  or required  by law,  as determined  by the  arbitrator, neither  a party  nor  an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority  to enter  a judgment  upon  the award  made pursuant  to the  arbitration.  The Arbitrator shall apply the substantive federal, state, or local law applicable to the claims asserted. The arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.

It is against Company policy for me to be subject to retaliation if I exercise  my right to assert claims  under this Agreement.  If I believe that I have been retaliated against by anyone at the Company, I should immediately report this to the Human Resources Department.

This Agreement is the full and complete agreement relating to the formal resolution of employment-related disputes. Except as stated above, in the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable. This Agreement shall survive the termination of my employment and the expiration of any benefit, and it will apply upon re-employment by the Company if my employment is ended but later renewed. I expressly agree to the assignment of this Agreement by the Company and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition of or by the Company. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Agreement. Unless this Agreement is deemed void, unenforceable or invalid in its entirety, this Agreement supersedes any prior agreements to arbitrate between me and the Company.

AGREED TO BY EMPLOYEE:

I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER  ACKNOWLEDGE  AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND  THAT  I HAVE  ASKED  ANY  QUESTIONS NEEDED  FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING  MY  RIGHT  TO  A JURY  TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED  AN OPPORTUNITY  TO SEEK  THE ADVICE  OF AN ATTORNEY OF  MY CHOICE BEFORE SIGNING THIS AGREEMENT.

MY SIGNATURE BELOW ATTESTS TO THE FACT THAT I HAVE  READ,  UNDERSTAND,  AND  AGREE  TO  BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS.

Signed at	San Francisco, CA,	this day of 7/6/2018.
(City), (State)

Klaus Oestermann
Employee’s Name Printed

/s/ Klaus Oestermann
Employee’s Signature

AGREED TO BY THE COMPANY:

/s/ Sharyl Givens	Vice President, Human Resources
Signature of Authorized Company	Title of Representative